 Exhibit 99.1

Press Release

For Immediate Release

BKF Capital Group Inc.

May 24, 2012

BKF Capital Group Will Be Seeking Support to Replace the Board of Directors for Qualstar Corporation at a Special Meeting of Shareholders

Boca Raton, Florida, May 24, 2012 – BKF Capital Group, Inc. (OTCQB – “BKFG”), today announced that it has sent a letter to fellow shareholders of Qualstar Corporation (NASDAQ – “QBAK”) seeking their support to vote to remove the incumbent members of the board of directors of Qualstar , to fix the authorized number of directors and to elect new members to the board of directors.

The text of the letter is set forth below:

May 22, 2012

BKF CAPITAL GROUP WILL BE SEEKING YOUR SUPPORT

TO REPLACE THE BOARD OF QUALSTAR CORPORATION

AT A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2012

Dear Fellow Qualstar Shareholder:

BKF Capital Group, Inc., the second largest shareholder and the largest institutional investor of Qualstar Corporation, has demanded a Special Meeting of Shareholders to replace the existing Board of Directors of Qualstar.  The meeting will be held on Wednesday June 20, 2012.  We have filed preliminary proxy materials with the Securities and Exchange Commission for the purposes of:

•	Removing all of the existing directors of Qualstar (other than co-founder William Gervais, who will be resigning effective June 15, 2012);

•	Fixing the size of the Board at five directors; and

•	Electing BKF’s five nominees to the Board.

We expect to be sending out definitive proxy materials with proxy cards in the near future, but time will be short and we will need the help of all the Company’s shareholders to replace the current Board as the first step in our efforts to maximize value for all shareholders.  We are writing this letter to inform you why we are seeking to replace the Board, and why you should support us when you receive our proxy materials.

Who Is BKF?  BKF Capital Group, Inc., founded in 1954, is a publicly traded company focused on value investment opportunities primarily in the small-cap and middle market sectors.  Together with Steven Bronson, its controlling shareholder and a BKF nominee, BKF owns approximately 18.7% of the Company’s outstanding shares, and is the Company’s largest institutional holder.  BKF’s interest in value creation for shareholders is fully aligned with all other Qualstar shareholders.  BKF is not seeking any rights or benefits that are different than the rights of all other shareholders of the Company on a proportionate basis.

Why Will BKF Be Asking for Your Support to Replace the Qualstar Board?  BKF believes that Qualstar’s shares are undervalued.  The share price for the Company’s common stock on May 16, 2012 was $1.97, approximately 13% below the book value of the shares of $2.26 at March 31, 2012, based on the Company’s Quarterly Report on Form 10-Q for the quarter then ended. The share price has experienced a ten-year decline of approximately 66% from its share price at the end of April 2002 of $5.88, adjusted for dividends.  According to the Company’s own Form 10-K, its stock price has underperformed its self-determined peer group over the last five years.  Also, with the exception of Mr. Gervais, who is retiring, the current Board has no meaningful equity stake in the Company.

Who Are BKF’s Nominees?  BKF’s nominees include Steven Bronson, the controlling shareholder of BKF with over 27 years of business and investment experience; Edward Fred, the CEO of CPI Aerostructures, Inc., a publicly-traded aerospace company; Sean Leder, CEO of The Leder Group, which focuses on real estate, equities and fixed income securities investments, and a former investment banker; David Wolenski,  vice president of Electro-Mechanical Products, Inc., which manufactures precision-machined components and thermal management systems for the semiconductor, laser, and medical device industries; and Peter Yu, founder of CPA By Choice, which provides interim controllership and CFO services, Yu & Fleischer, LLC, a full service CPA firm, and Staffing By Choice, a professional staffing and recruitment firm.  Among them, the BKF nominees have the management, manufacturing, investment, finance and accounting expertise, which combined with  the substantial equity interest in  BKF, will give shareholders a Board that is qualified and incentivized to make value maximizing decisions on behalf of shareholders.

What is BKF’s Program to Enhance Shareholder Value?  BKF expects that its nominees, if elected, will seek to maximize shareholder value by divesting the Company’s unprofitable Tape Libraries business, if it cannot be turned around; distributing excess cash to shareholders; focusing Qualstar’s resources on its generally profitable Power Supply business; and carefully analyzing strategic alternatives.

Why is BKF Disturbed by Qualstar’s Appointment of a New CEO?  On May 9, 2012, Qualstar announced that it had appointed Lawrence Firestone, one of the Company’s existing directors, as the new CEO to replace Mr. Gervais.  This was after BKF notified the Company that it was seeking to replace Mr. Firestone as a director of the Company.  According to the Company’s annual proxy materials, Mr. Firestone has never served as the CEO of a public company.  Also, according to the Company’s public disclosure, Mr. Firestone will receive a base salary of $300,000, automatically increasing to $350,000 in July 2013 unless he is given notice of non-renewal by March 2013; a signing bonus of $75,000; a commuting allowance of $60,000 and a relocation allowance of $20,000 pending his move to California; and options to purchase 300,000 shares.  This compares with total compensation of $164,197 paid to the Company’s existing CEO in 2011.  In addition, Mr. Firestone will receive severance that includes 18 months’ base salary and other payments and benefits under certain circumstances, including if shareholders replace the current Board and the new Board were to terminate Mr. Firestone within 12 months.  The current Board entered into these arrangements knowing that we intended to run a contest to replace the existing directors.  This troubles us, and we think it should be of concern to you as well.

Why Should Shareholders Reject Qualstar’s Response to BKF’s Campaign to Replace the Board?  In response to BKF’s demand for the Special Meeting of Shareholders to replace the Board, on May 18th, the Company issued a press release in which Mr. Firestone is quoted as saying, “We plan to implement new initiatives to increase sales and return Qualstar to sustained profitability.”  Qualstar has not been profitable since 2004.  Mr. Firestone has been on the Board for a year, and all of the other directors have served since at least 2006.  Should you trust this same Board to now all of a sudden turn the Company around? We do not think so.

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What Should You Do Now?  You should wait to receive BKF’s definitive proxy materials and proxy card.  You should not return any proxy card furnished to you on behalf of the Company.

Whom Should You Contact If You Have Questions?  BKF has retained PHOENIX ADVISORY PARTNERS as its proxy advisory firm.  If you have questions, please contact them at 110 Wall Street, 27th Floor, New York, NY, 10005. Call Toll Free: (877) 478-5038; Banks and Brokers Call Collect: (212) 493-3910.

We thank you and look forward to your support.

BKF Capital Group,  Inc.

Greg S. Heller

Senior Vice President

The participants in BKF’s proxy solicitation include BKF, certain of its officers, including Steven Bronson and Greg Heller, and the nominees named above.  Information about the participants has been set forth in BKF’s preliminary proxy statement filed by BKF with the SEC on May 17th and will be contained in BKF’s definitive proxy materials.   As of the date hereof, BKF owns 2,234,380 shares of common stock of Qualstar, representing approximately 18.2% of the outstanding shares of common stock, and Mr. Bronson, as the sole owner of BA Value Investors, LLC, owns 57,700 shares, constituting less than 1% of the outstanding shares.  None of the other participants owns any shares of Qualstar common stock, and each of the participants disclaims beneficial ownership of the shares not actually owned by that participant.  BKF strongly advises all Qualstar shareholders to read the definitive BKF proxy materials when they become available because they will contain important information. These definitive proxy materials will be sent to shareholders by BKF and will also be available at no charge on the SEC’s website at http://www.sec.gov.

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contacts:

BKF Capital Group, Inc.

Greg Heller 561-362-4199 x 330

gheller@bkfcapital.com

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